Exhibit 99.1

                                Press Release



                                PRESS RELEASE




                 STATEN ISLAND BANCORP EXPECTS THIRD QUARTER EPS
                              OF $0.74 TO $0.77

                Company Will Report Earnings on October 16, 2002


STATEN ISLAND, NEW YORK, October 9, 2002 - In light of today's trading activity in the Company's common stock, Staten Island Bancorp (NYSE: SIB) issued the following statement:

Staten Island Bancorp announced today that it expects third quarter earnings per diluted share will be in the range of $0.74 to $0.77. The expected results will include an after-tax credit to earnings of approximately $3.8 million or $0.07 per diluted share, reflecting the cumulative effect of a change in the accounting treatment of certain loan commitments as derivative instruments in accordance with Statement of Financial Accounting Standards No. 133 (SFAS 133). The expected third quarter results will also include an after-tax credit of approximately $7.3 million, or $0.13 per diluted share, related to a revision in accounting for the Company's stock option plan.

Excluding the credits, the Company expects third quarter 2002 earnings will be in the range of $0.54 to $0.57 per diluted share (which includes approximately $0.09 per share as a result of the ongoing effect of accounting for loan commitments in the current quarter, as described above). Staten Island Bancorp reported diluted earnings per share of $0.31 in the third quarter of 2001, which is subject to restatement as described below.

During its review of the third quarter, management determined that certain cashless exercises of stock options were conducted in such a manner so as to require variable plan accounting for all options issued under its stock option plan. This change in accounting requires the restatement of earnings in prior periods to record the related non-cash compensation expense. As a result, the Company will restate its financial results for 2001 and the first two quarters of 2002 to reflect previously unexpensed non-cash costs. The resulting non-cash after-tax charge to earnings for 2001 is expected to be approximately $14.7 million or $0.24 per diluted share. The non-cash after-tax charge for the nine months ended September 30, 2002 is expected to be $3.4 million, or $0.06 per diluted share. This includes a non-cash charge of approximately $10.7 million ($0.19 per diluted share) for the first quarter of 2002 (and no material effect for the second quarter), and the previously mentioned credit of $7.3 million ($0.13 per diluted share) for the third quarter.

Harry P. Doherty, Chairman and Chief Executive Officer stated, "We expect to report a very strong quarter for Staten Island Bancorp. Our core businesses of retail and mortgage banking continue to perform well. Mortgage banking originations were up 45% over the second quarter, core deposits increased, funding costs were down and asset quality remains strong. We have taken corrective action regarding our stock option plan and the adjustments will have no impact on future operating results. We are confident that our financial outlook continues to be strong."

The Company also announced that it expects to report its financial results for the third quarter of 2002 after the market close on Wednesday, October 16, 2002.

The estimates in this release are preliminary and are subject to final closing procedures. The Company will amend its Annual Report on Form 10-K for the year ended December 31, 2001 as well as quarterly reports on Form 10-Q for the first three quarters of 2001 and the first two quarters of 2002, and will file such amendments with the Securities and Exchange Commission as promptly as practicable.

Statements in the press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company's Annual Report on Form 10-K and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

     Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust. SI Bank & Trust was chartered in 1864 and currently operates 17 full service branches and three limited service branches on Staten Island, New York, and two full service branches in Brooklyn, New York; and 15 full service branches in New Jersey. SI Bank & Trust also operates SIB Mortgage Corp., a wholly owned subsidiary of SI Bank & Trust, which conducts business under the name of Ivy Mortgage and has offices in 42 states. On June 30, 2002, Staten Island Bancorp had $6.4 billion in total assets and $557.3 million of total stockholders' equity.

Contacts:     Investors:     Donald Fleming
                             Staten Island Bancorp
                             (718) 697-2813

              Media:         Mike Pascale
                             The Abernathy MacGregor Group
                             (212) 371-5999